NEWS RELEASE

Coeur Reports Fourth Quarter and Full-Year 2020 Results
Provides Full-Year 2021 Guidance

Chicago, Illinois - February 17, 2021 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported fourth quarter 2020 financial results, including revenue of $228.3 million, cash flow from operating activities of $67.3 million and GAAP net income from continuing operations of $11.9 million, or $0.05 per share. On an adjusted basis1, the Company reported EBITDA of $84.0 million, cash flow from operating activities prior to changes in working capital of $58.5 million and net income from continuing operations of $19.1 million, or $0.08 per share.
For the full year, Coeur reported revenue of $785.5 million, cash flow from operating activities of $148.7 million and GAAP net income from continuing operations of $25.6 million, or $0.11 per share. On an adjusted basis1, the Company reported EBITDA of $263.4 million, cash flow from operating activities prior to changes in working capital of $162.4 million and net income from continuing operations of $59.0 million, or $0.24 per share.

Key Highlights
•Strong second half drove solid full-year 2020 financial results - Revenue, operating cash flow and adjusted EBITDA1 increased 10%, 62% and 51%, respectively, in 2020. Additionally, the Company generated $49.4 million of free cash flow1 during the year. These notable year-over-year improvements reflect strong operational performance and the benefit of higher precious metals prices during the second half of 2020
•Solid production in-line with full-year guidance ranges - Coeur successfully achieved its consolidated and site-level production guidance for both gold and silver. Gold production in the fourth quarter remained strong at 96,377 ounces, bringing the full-year total to 355,678 ounces. Silver production increased 11% quarter-over-quarter to approximately 2.8 million ounces, largely due to a 38% improvement at Rochester, which helped to drive full-year production to roughly 9.7 million ounces
•Maintained cost and capital discipline - Substantially all of the Company’s site-level unit costs were below or within full-year guidance ranges, reflecting prudent cost management during 2020. Additionally, consolidated figures for capital expenditures, exploration, and general and administrative expenses were also below or within full-year guidance ranges
•Rochester expansion project expected to reposition operation as cornerstone asset - Late in the fourth quarter, Coeur published an updated technical report for its Rochester mine in Nevada which reflects significant reserve growth and the benefits of a larger-scale expansion project. The 18-year, reserve-based mine plan has an expected after-tax net asset value of $634 million with an anticipated internal rate of return of 31%
•Largest exploration program in Company history led to strong reserve and resource growth - The Company completed the largest exploration program in its history during 2020, increasing its investment by 68% to $50.6 million and drilling approximately 783,200 feet (238,700 meters). Proven and probable gold and silver reserves increased 22% and 42%, respectively, while measured and indicated resources were higher across all metals for the second consecutive year. Additionally, strong drilling results at Silvertip helped to significantly expand zinc and lead resources, marking the largest and most successful exploration program in the history of the project
•Continued enhancing balance sheet and increasing financial flexibility - Coeur ended the year with $92.8 million of cash and cash equivalents, 20% and 67% higher quarter-over-quarter and year-over-year, respectively. The Company also increased the aggregate capacity of its senior secured revolving credit facility (“RCF”) from $250.0 million to $300.0 million, and repaid the remaining outstanding borrowings under the facility. Total debt2 at the end of the year was $275.5 million, compared to $295.5 million at the end of 2019

“I’m extremely proud of how our team responded to the unforeseen challenges in 2020. Their tireless efforts and collaboration helped protect the health and safety of our workforce, their families and the communities where we operate, while also minimizing disruptions to our business,” said Mitchell J. Krebs, President and Chief Executive Officer. “Our strong culture allowed us to effectively navigate COVID-19 while also achieving several important strategic objectives during the year.”
Mr. Krebs continued, “We generated $49.4 million of free cash flow1 during 2020 due to a combination of higher gold and silver prices and strong operational performances at our Palmarejo, Wharf and Kensington mines. We also kicked off a major expansion of our Rochester mine in Nevada, which we expect to be largely completed by late next year and reposition the operation as a strong, consistent, and long-term source of cash flow.”
“In addition to strong financial and operational performance, we also successfully delivered on the largest exploration program in our history, which helped drive 22% and 42% increases in our gold and silver reserves, respectively. Notably, 2020 represents the largest level of total reserves in Coeur’s history. We plan to increase our exploration investment again this year with the goals of further extending our mine lives, generating more new discoveries and driving higher returns on invested capital in coming years.”
“We believe our strategy of safely and responsibly discovering, developing, and operating a balanced portfolio of North American-based precious metals assets will create long-term value for our stockholders. We look forward to delivering on our key objectives this year that can maximize cash flow, returns and net asset value, while also continuing to enhance our culture and peer-leading environmental, social and governance profile,” concluded Mr. Krebs.

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold/silver ounces produced & sold, and per-ounce metrics)	2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	2019	4Q 2019
Gold Sales	$584.6	$162.0	$167.1	$127.9	$127.6	$493.3	$134.3
Silver Sales	$200.2	$66.4	$62.6	$26.3	$44.9	$191.5	$54.8
Consolidated Revenue	$785.5	$228.3	$229.7	$154.2	$173.2	$711.5	$195.0
Costs Applicable to Sales[3]	$440.3	$118.6	$112.8	$90.0	$118.9	$551.2	$146.6
General and Administrative Expenses	$33.7	$8.4	$7.8	$8.6	$8.9	$34.5	$7.6
Net Income (Loss)	$25.6	$11.9	$26.9	$(1.2)	$(11.9)	$(346.9)	$(270.9)
Net Income (Loss) Per Share	$0.11	$0.05	$0.11	$(0.01)	$(0.05)	$(1.59)	$(1.13)
Adjusted Net Income (Loss)[1]	$59.0	$19.1	$38.2	$2.6	$(0.9)	$(54.6)	$(3.3)
Adjusted Net Income (Loss)[1] Per Share	$0.24	$0.08	$0.16	$0.01	$—	$(0.25)	$(0.01)
Weighted Average Shares Outstanding	242.5	244.3	243.8	240.9	240.3	218.8	238.7
EBITDA[1]	$214.8	$76.7	$77.3	$35.3	$25.5	$(154.4)	$(214.5)
Adjusted EBITDA[1]	$263.4	$84.0	$90.8	$42.2	$46.5	$173.9	$59.8
Cash Flow from Operating Activities	$148.7	$67.3	$79.5	$9.9	$(8.0)	$91.9	$39.3
Capital Expenditures	$99.3	$37.4	$23.0	$16.7	$22.2	$99.8	$21.0
Free Cash Flow[1]	$49.4	$29.8	$56.5	$(6.7)	$(30.2)	$(7.9)	$18.4
Cash, Equivalents & Short-Term Investments	$92.8	$92.8	$77.1	$70.9	$52.9	$55.6	$55.6
Total Debt[2]	$275.5	$275.5	$301.1	$348.6	$343.1	$295.5	$295.5
Average Realized Price Per Ounce – Gold	$1,641	$1,663	$1,754	$1,641	$1,490	$1,342	$1,407
Average Realized Price Per Ounce – Silver	$20.79	$24.21	$24.15	$16.25	$16.63	$16.07	$16.99
Gold Ounces Produced	355,678	96,377	95,995	78,229	85,077	359,418	94,716
Silver Ounces Produced	9.7	2.8	2.6	1.6	2.7	11.7	3.1
Gold Ounces Sold	356,251	97,400	95,283	77,933	85,635	367,650	95,532
Silver Ounces Sold	9.6	2.7	2.6	1.6	2.7	11.9	3.3

Financial Results
Fourth quarter 2020 revenue totaled $228.3 million compared to $229.7 million in the prior period and $195.0 million in the fourth quarter of 2019. The Company’s gold production remained consistent quarter-over-quarter at 96,377 ounces, while silver production increased 11% to approximately 2.8 million ounces. Gold and silver sales during the quarter totaled 97,400 and 2.7 million ounces, respectively, slightly higher than the prior period.
The Company generated $785.5 million in revenue during 2020, representing a 10% increase year-over-year. Full-year gold and silver production totaled 355,678 and approximately 9.7 million ounces, respectively, compared to 359,418 ounces of gold and approximately 11.7 million ounces of silver in 2019. Metal sales in 2020 included 356,251 and 9.6 million ounces of gold and silver, respectively.
Average realized gold and silver prices for the quarter were $1,663 and $24.21 per ounce, respectively, compared to $1,754 and $24.15 per ounce in the prior period. Gold and silver sales accounted for 71% and 29% of fourth quarter revenue, respectively. The Company’s U.S. operations accounted for approximately 59% of fourth quarter revenue, down from approximately 64% in the prior period.
For the full year, average realized gold and silver prices increased 22% and 29%, respectively, to $1,641 and $20.79 per ounce. Gold and silver sales contributed to 74% and 25% of revenue in 2020, respectively. Approximately 63% of metal sales came from Coeur’s U.S. operations in 2020, up from approximately 58% in 2019.

Costs applicable to sales3 totaled $118.6 million and $440.3 million for the fourth quarter and full year, respectively, compared to $112.8 million and $551.2 million in the prior periods. Relatively higher costs during the fourth quarter were largely attributable to increased production at Rochester. The year-over-year decrease in costs was primarily driven by the temporary suspension of mining and processing activities at Silvertip.
General and administrative expenses increased 8% quarter-over-quarter to $8.4 million and decreased slightly year-over-year to $33.7 million, remaining within Coeur’s 2020 guidance range of $32.0 - $36.0 million. Higher general and administrative expense in the fourth quarter reflects increased employee-related costs and outside service fees, while the lower full-year expense was driven by decreased employee-related costs and legal fees.
Exploration expense for the fourth quarter and full year totaled $11.6 million and $42.6 million, respectively, compared to $12.8 million in the third quarter and $22.5 million in 2019. The significant increase in exploration expense during 2020 was driven by Coeur executing its largest and most successful drilling campaign in Company history. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
Operating costs related to COVID-19 mitigation and response efforts totaled $5.1 million during the fourth quarter, compared to $4.0 million in the prior period, bringing the full-year expense to approximately $15.6 million. These costs were primarily driven by employee-related expenses at Palmarejo and Kensington, and are included in “Pre-development, reclamation, and other expenses” on the Company’s income statement.
Coeur recorded an income tax expense of $25.0 million and $37.0 million during the fourth quarter and for the full year, respectively. Cash income and mining taxes paid during the quarter totaled approximately $15.4 million, bringing the full-year figure to $35.5 million. Cash taxes paid in 2020 primarily reflect higher income and mining tax payments in Mexico. Additionally, the Company expects to pay approximately $30.0 - $35.0 million in cash taxes during the first quarter of 2021 primarily as a result of its annual tax filings in Mexico.
Quarterly operating cash flow totaled $67.3 million compared to $79.5 million in the prior period, largely driven by lower operating cash flow from Wharf quarter-over-quarter. The Company satisfied the remaining $9.9 million obligation under its prepayment agreement at Kensington and exercised an option to receive an additional $15.0 million prepayment, resulting in a net cash inflow of approximately $5.1 million in the fourth quarter. Changes in working capital during the quarter were $8.8 million, compared to $22.1 million in the prior period, largely driven by the timing of payments. For the full year, operating cash flow increased 62% to $148.7 million. The significant improvement in operating cash flow year-over-year was largely driven by increased profitability at Palmarejo, Kensington and Wharf.
Capital expenditures during the fourth quarter were $37.4 million (63% higher quarter-over-quarter) bringing the full-year total to $99.3 million (consistent year-over-year), slightly below the low end of Coeur’s 2020 guidance range of $100.0 - $115.0 million. Higher quarterly capital expenditures were driven by increased investment across the Company’s portfolio, including $14.8 million related to the expansion of Rochester ($28.6 million for the full year). Sustaining and development capital expenditures accounted for approximately 60% and 40%, respectively, of the Company’s total capital investment in 2020.

Liquidity Update

Coeur continued to prudently manage its balance sheet during the fourth quarter of 2020 by repaying $25.6 million of total debt2, including the remaining outstanding borrowings ($20.0 million) under its RCF. Late in the quarter, Coeur increased the aggregate size of its RCF from $250.0 million to $300.0 million in preparation for major construction on the Plan of Operations Amendment 11 (“POA 11”) expansion project at Rochester.
The Company also opportunistically monetized certain equity investments during the fourth quarter of 2020, including substantially all of its holdings in Metalla Royalty & Streaming Ltd., resulting in net proceeds of approximately $11.0 million.
Coeur ended the year with total debt2 of $275.5 million (9% and 7% lower quarter-over-quarter and year-over-year, respectively) and cash and cash equivalents of $92.8 million (20% and 67% higher quarter-over-quarter and year-over-year, respectively).

Hedging Update
The Company did not execute any additional zero-cost collar (“ZCC”) hedges during the fourth quarter. Coeur’s hedging strategy remains focused on supporting cash flow generation during the POA 11 expansion project at Rochester, which the Company expects to fund with a combination of cash on hand, internally generated cash flow and debt capacity.
Coeur completed its gold hedging program for 2021 last year and will proactively monitor market conditions to potentially layer in additional ZCC hedges on up to 50% of expected gold production in 2022. The Company’s silver price exposure remains unhedged. An overview of the hedges currently implemented is outlined below:

	2021	2022
Gold Ounces Hedged	158,700	126,000
Avg. Ceiling ($/oz)	$1,875	$2,030
Avg. Floor ($/oz)	$1,600	$1,626

Rochester Expansion
Coeur announced the details of the expansion of Rochester in an updated technical report in mid-December 2020, reflecting significant reserve growth and the benefits of a larger-scale project. Notably, the 18-year, reserve-based mine life extends Rochester’s production profile through 2038 with opportunities for extension with continued drilling. The expansion project includes the construction of a new leach pad, a crushing facility equipped with two high-pressure grinding roll (“HPGR”) units, a Merrill-Crowe process plant, and related infrastructure to support the extension of Rochester’s mine life.
A planned increase in annual crusher throughput, from approximately 14 million tons to over 28 million tons, is expected to drive annual silver and gold production to more than 8 million and approximately 80,000 ounces, respectively, for the initial ten years following the expansion. Together with lower expected operating costs, these improvements are projected to lead to significantly higher cash flow post-expansion.
Coeur continued to advance the POA 11 expansion project on schedule during the fourth quarter of 2020 by completing early-stage earthworks (e.g., site preparation, clearing and grubbing for the new leach pad) and installing project-specific infrastructure (e.g., offices, power, communications). In January 2021,

Coeur began work on excavating areas for the Merrill-Crowe process plant and crusher corridor, and expects to begin crushing over-liner material for the Stage VI leach pad during the second half of the year.
Key elements of the project timeline are highlighted below:

	Expected Start Date	Target Completion Date
Leach Pad (Incl. Ancillary Facilities)	2H 2020 ✓	Mid-2022
Merrill-Crowe Process Plant	1H 2021 ✓	YE 2022
Crushing Circuit	1H 2021 ✓	YE 2022
Supporting Infrastructure	2H 2020 ✓	Mid-2022

Operations
Fourth quarter and full-year 2020 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	2019	4Q 2019
Tons milled	1,751,525	509,848	492,474	269,641	479,562	1,755,957	486,779
Average gold grade (oz/t)	0.07	0.08	0.07	0.07	0.07	0.08	0.07
Average silver grade (oz/t)	4.45	4.30	4.37	4.46	4.69	4.85	5.11
Average recovery rate – Au	89.9%	88.9%	91.3%	86.0%	91.6%	84.3%	84.9%
Average recovery rate – Ag	80.4%	81.3%	82.8%	72.2%	81.5%	79.3%	81.7%
Gold ounces produced	110,608	34,511	29,296	15,223	31,578	111,932	28,702
Silver ounces produced (000’s)	6,269	1,783	1,784	867	1,835	6,762	2,029
Gold ounces sold	110,822	35,359	27,252	16,924	31,287	116,104	27,952
Silver ounces sold (000’s)	6,302	1,767	1,765	875	1,895	6,841	1,980
Average realized price per gold ounce	$1,390	$1,395	$1,446	$1,399	$1,331	$1,220	$1,238
Average realized price per silver ounce	$21.03	$24.45	$23.98	$16.35	$17.25	$16.23	$17.28
Metal sales	$286.6	$92.5	$81.8	$38.0	$74.3	$252.7	$68.9
Costs applicable to sales[3]	$125.2	$36.1	$34.3	$18.8	$36.0	$141.9	$34.8
Adjusted CAS per AuOz[1]	$609	$542	$602	$686	$645	$683	$622
Adjusted CAS per AgOz[1]	$9.13	$9.61	$10.06	$8.13	$8.37	$9.11	$8.79
Exploration expense	$7.0	$2.6	$2.0	$0.9	$1.5	$5.7	$2.0
Cash flow from operating activities	$118.3	$43.2	$49.7	$(3.5)	$28.9	$99.2	$41.4
Sustaining capital expenditures (excludes capital lease payments)	$25.5	$9.0	$4.9	$4.5	$7.1	$21.9	$6.2
Development capital expenditures	$—	$(0.1)	$0.1	$—	$—	$10.8	$2.4
Total capital expenditures	$25.5	$8.9	$5.0	$4.5	$7.1	$32.7	$8.6
Free cash flow[1]	$92.8	$34.3	$44.7	$(8.0)	$21.8	$66.5	$32.8
Operational
•Fourth quarter gold production increased 18% quarter-over-quarter to 34,511 ounces, while silver production remained consistent at 1.8 million ounces compared to the prior period. Full-year gold and silver production totaled 110,608 and 6.3 million ounces, respectively
•Quarterly gold and silver production benefited from higher mill throughput, which increased modestly quarter-over-quarter. Higher average gold grade led to improved gold production during the quarter, while consistent silver production was driven by slightly lower average silver grade. Lower recoveries during the quarter reflect the impact of in-circuit inventory and finalized slag shipments
•Full-year production results were above or within 2020 guidance ranges of 100,000 - 110,00 ounces of gold and 6.0 - 7.0 million ounces of silver, despite active mining and processing activities being temporarily suspended for approximately 45 days in the second quarter due to a COVID-19-related government decree
Financial
•Fourth quarter adjusted CAS1 for gold and silver on a co-product basis decreased 10% and 4% to $542 and $9.61 per ounce, respectively, compared to the prior quarter. Continued strong cost performance during the quarter reflects higher throughput rates, increased gold sales and effective cost management, including favorable impacts from foreign exchange hedges

•For the full year, adjusted CAS1 for gold on a co-product basis decreased 11% to $609 per ounce, while co-product adjusted CAS1 for silver remained mostly unchanged at $9.13 per ounce. Notably, both cost metrics finished the year below their 2020 guidance ranges of $650 - $750 and $9.50 - $10.50 per ounce of gold and silver, respectively
•Capital expenditures increased 78% quarter-over-quarter to $8.9 million, reflecting the acceleration of business improvement projects and underground development that were impacted by the government-mandated temporary suspension in the second quarter. Similarly, full-year capital expenditures decreased 22% year-over-year to $25.5 million primarily as a result of the temporary suspension
•Free cash flow1 in the fourth quarter and full year totaled $34.3 million and $92.8 million, respectively, compared to $44.7 million and $66.5 million in the prior periods. Lower free cash flow1 in the fourth quarter resulted from decreased operating cash flow and higher capital expenditures, while positive full-year results benefited from increased metal sales as well as lower costs and capital expenditures
Exploration
•Exploration investment increased 16% and 8% quarter-over-quarter and year-over-year to approximately $3.7 million ($2.6 million expensed and $1.1 million capitalized) and approximately $11.0 million ($7.0 million expensed and $4.0 million capitalized), respectively
•Up to seven surface and underground core rigs were active during the fourth quarter, winding down to five rigs by the end of the year. A total of approximately 60,600 feet (18,450 meters) were drilled during the period, including 49,200 feet (15,000 meters) targeting resource expansion and 11,400 feet (3,450 meters) focused on infill drilling. A total of approximately 226,000 feet (68,850 meters) were drilled during the year, representing the largest component of Coeur’s exploration program during 2020
•Infill drilling during the quarter focused on specific zones within the Independencia and Guadalupe deposits. Surface drill rigs targeted areas of the Hidalgo and Independencia zones, while underground drill rigs focused on the southern portion of the Independencia zone. Surface infill drilling was also completed on the La Bavisa zone, located within the Independencia deposit
•Additionally, infill drilling at the Guadalupe deposit was primarily focused on the southern Las Animas zone, the northern Zapata zone and the La Patria zone (located in the southwestern most portion of the deposit)
•Resource expansion drilling focused mainly on the Hidalgo zone in the Independencia deposit. The potential of this area is particularly encouraging given its proximity to the mill at Palmarejo. Assays and thickness of mineralization at the Hidalgo zone represent the best expansion drilling results at Palmarejo over the past three years. Expansion drilling was also completed at the La Bavisa zone as well as the north Independencia zone, which is an extension of the Independencia deposit
•Coeur plans for Palmarejo to receive one of the largest allocations of exploration investment in 2021. The Company began 2021 with six active rigs on site, and expects to ramp up to ten rigs over the course of the year
Other
•Precious metals mining is considered an essential business activity in Mexico. The Company continues to implement and maintain rigorous health and safety protocols at Palmarejo and in the surrounding communities aimed at limiting the exposure and transmission of COVID-19

•Approximately 44% (15,669 ounces) and 39% (43,001 ounces) of Palmarejo’s gold sales in the fourth quarter and full year, respectively, were sold under its gold stream agreement at a price of $800 per ounce
Guidance
•Full-year 2021 production is expected to be 100,000 - 110,000 ounces of gold and 6.5 - 7.8 million ounces of silver
•CAS1 are expected to be $710 - $810 per gold ounce and $11.00 - $12.00 per silver ounce
•Capital expenditures are expected to be approximately $40 - $45 million

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	2019	4Q 2019
Ore tons placed	15,696,565	4,000,889	4,523,767	3,743,331	3,428,578	10,582,518	2,612,319
Average silver grade (oz/t)	0.52	0.53	0.49	0.51	0.57	0.46	0.47
Average gold grade (oz/t)	0.002	0.002	0.002	0.002	0.002	0.003	0.003
Silver ounces produced (000’s)	3,175	1,020	740	728	687	3,761	848
Gold ounces produced	27,147	9,590	6,462	5,159	5,936	35,400	10,634
Silver ounces sold (000’s)	3,054	912	786	724	632	3,845	932
Gold ounces sold	26,257	8,672	6,834	5,278	5,473	36,052	11,248
Average realized price per silver ounce	$20.93	$24.35	$24.49	$16.11	$16.99	$16.07	$17.22
Average realized price per gold ounce	$1,765	$1,825	$1,882	$1,702	$1,583	$1,393	$1,484
Metal sales	$110.3	$38.2	$32.1	$20.6	$19.4	$112.0	$32.6
Costs applicable to sales[3]	$86.1	$31.7	$19.1	$18.3	$17.0	$100.2	$25.3
Adjusted CAS per AgOz[1]	$16.27	$20.18	$14.98	$13.75	$14.38	$13.67	$13.25
Adjusted CAS per AuOz[1]	$1,370	$1,537	$1,148	$1,481	$1,359	$1,193	$1,142
Exploration expense	$3.3	$0.8	$0.5	$1.8	$0.2	$0.7	$0.4
Cash flow from operating activities	$(8.1)	$4.7	$2.1	$(5.6)	$(9.3)	$15.8	$6.9
Sustaining capital expenditures (excludes capital lease payments)	$7.0	$2.9	$2.5	$1.5	$0.1	$2.1	$0.9
Development capital expenditures	$30.5	$13.9	$7.3	$4.3	$5.0	$20.5	$4.1
Total capital expenditures	$37.5	$16.8	$9.8	$5.8	$5.1	$22.6	$5.0
Free cash flow[1]	$(45.6)	$(12.1)	$(7.7)	$(11.4)	$(14.4)	$(6.8)	$1.9
Operational
•Silver and gold production increased 38% and 48% quarter-over-quarter to approximately 1.0 million and 9,590 ounces, respectively. For the full year, silver and gold production totaled approximately 3.2 million and 27,147 ounces, respectively, and were within 2020 guidance ranges of 3.1 - 3.7 million ounces of silver and 27,000 - 33,000 ounces of gold
•Strong quarterly silver and gold production was largely driven by the execution of Coeur’s revised stacking plan to maximize the placement of HPGR-crushed ore on inter-lift liners, decreasing depths to liner for inventory under leach. Additionally, all work-in-process inventory from the prior period was recovered during the fourth quarter
•Coeur processed approximately 34,000 tons per day through the upgraded crushing circuit, slightly lower than the roughly 36,500 tons per day crushed in the prior period. The Company reduced throughput during the quarter to target an optimal crush size, while also managing the amount of fine particles created, aimed at improving recovery rates on the Stage IV leach pad. Placement rates were supplemented by stacking just over 877,000 tons of run-of-mine material during the period

•The Company plans to complete the fourth phase of its inter lift-liner strategy and swap out the secondary crushing unit during the second quarter of 2021. Both projects are aimed at de-risking execution of POA 11 and further improving recovery rates on the Stage IV leach pad
Financial
•Fourth quarter and full-year 2020 costs applicable to sales3 figures shown in the table above and highlighted below include a non-cash adjustment of approximately $7.2 million related to a change in the Company’s recovery rate assumption on the Stage IV leach pad, in-line with the updated technical report for Rochester filed in December 2020
•Fourth quarter adjusted CAS1 for silver and gold on a co-product basis increased 35% and 34% quarter-over-quarter, respectively, to $20.18 and $1,537 per ounce, reflecting comparatively higher cyanide consumption and outside service costs
•Year-over-year adjusted CAS1 for silver and gold on a co-product basis increased 19% and 15%, respectively, to $16.27 and $1,370 per ounce. Higher unit costs in 2020 reflect higher throughput levels and mining rates as well as increased cyanide consumption and outside service costs
•Fourth quarter capital expenditures increased 71% quarter-over-quarter to $16.8 million, bringing the full-year total to $37.5 million compared to $22.6 million in the prior year, largely due to increased investment in POA 11 and, to a lesser extent, the installation of inter-lift liners
•Free cash flow1 in the fourth quarter and full year totaled $(12.1) million and $(45.6) million, respectively, compared to $(7.7) million and $(6.8) million in the prior periods. Lower free cash flow in the fourth quarter resulted from higher capital expenditures, partially offset by improved operating cash flow, while lower full-year results were driven by decreased operating cash flow and higher capital expenditures
Exploration
•Exploration investment remained relatively consistent at approximately $1.2 million ($0.8 million expensed and $0.4 million capitalized), while full-year exploration investment more than doubled year-over-year to approximately $5.1 million ($3.3 million expensed and $1.8 million capitalized)
•One reverse circulation rig began drilling the northern portion of the East Rochester zone during the middle of the fourth quarter. A total of approximately 5,500 feet (1,675 meters) were drilled during the period, primarily focused on resource expansion. For the full year, a total of approximately 51,600 feet (15,725 meters) were drilled with roughly equal allocations between expansion and infill drilling
•As demonstrated in Rochester’s updated technical report, the Company believes there is significant potential for reserve and resource growth in the existing open pit and at East Rochester. Coeur continues to receive assay results that were not included in the updated technical report, and expects to incorporate these results in its year-end 2021 reserves and resources
•Additionally, target generation in the district highlighted priorities for future drilling north of East Rochester and east of the Packard deposit as well as around the Lincoln Hill, Gold Ridge and Independence Hill zones, all located immediately west of Rochester
•Following the success at Rochester in 2020, Coeur plans to nearly double its exploration investment at the operation and in the surrounding areas in 2021, with the majority expected to focus on resource expansion drilling
Other

•Mining remains an essential business in Nevada. The Company continues to implement and maintain rigorous health and safety protocols aimed at limiting the exposure and transmission of COVID-19 at Rochester and in the surrounding communities
Guidance
•Full-year 2021 production is expected to be 3.2 - 4.4 million ounces of silver and 22,500 - 32,500 ounces of gold
•CAS1 in 2021 are expected to be $15.00 - $17.00 per silver ounce and $1,180 - $1,330 per gold ounce
•Capital expenditures are expected to be approximately $155 - $195 million

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	2019	4Q 2019
Tons milled	675,731	179,636	163,276	170,478	162,341	658,378	167,061
Average gold grade (oz/t)	0.20	0.20	0.18	0.21	0.21	0.21	0.20
Average recovery rate	93.0%	93.0%	93.7%	92.0%	93.5%	91.0%	87.2%
Gold ounces produced	124,867	32,990	26,797	33,058	32,022	127,914	29,736
Gold ounces sold	124,793	31,830	27,815	32,367	32,781	130,495	29,293
Average realized price per gold ounce, gross	$1,774	$1,837	$1,917	$1,762	$1,603	$1,408	$1,493
Treatment and refining charges per gold ounce	$39	$37	$35	$57	$27	$20	$24
Average realized price per gold ounce, net	$1,735	$1,800	$1,882	$1,705	$1,576	$1,388	$1,469
Metal sales	$216.5	$57.2	$52.4	$55.2	$51.7	$181.1	$43.0
Costs applicable to sales[3]	$121.7	$29.3	$31.5	$30.4	$30.5	$119.6	$28.8
Adjusted CAS per AuOz[1]	$972	$919	$1,128	$934	$928	$910	$976
Prepayment, working capital cash flow	$—	$5.1	$(5.1)	$7.0	$(7.0)	$15.0	$4.7
Exploration expense	$8.6	$0.8	$3.4	$2.6	$1.8	$5.6	$1.6
Cash flow from operating activities	$79.8	$31.0	$9.1	$27.8	$11.9	$72.0	$19.9
Sustaining capital expenditures (excludes capital lease payments)	$19.8	$5.8	$5.3	$3.9	$4.8	$23.5	$4.3
Development capital expenditures	$—	$—	$—	$—	$—	$—	$—
Total capital expenditures	$19.8	$5.8	$5.3	$3.9	$4.8	$23.5	$4.3
Free cash flow[1]	$60.0	$25.2	$3.8	$23.9	$7.1	$48.5	$15.6
Operational
•Gold production in the fourth quarter increased 23% to 32,990 ounces, bringing the full-year total to 124,867 ounces and within the 2020 production guidance range of 122,500 - 130,000 ounces
•Strong production during the period was driven by a 10% increase in mill throughput and an 11% improvement in average grade quarter-over-quarter
•Jualin accounted for approximately 19% of Kensington’s fourth quarter production, increasing slightly from approximately 18% in the prior period. For the full year, Jualin accounted for approximately 15% of Kensington’s total production
Financial
•Adjusted CAS1 decreased 19% quarter-over-quarter to $919 per ounce, reflecting modestly lower costs and higher production levels. Full-year adjusted CAS1 increased 7% to $972 per ounce but remained within the 2020 guidance range of $900 - $1,000 per ounce. Slightly higher unit cost performance was driven by comparatively lower average grade and fewer gold ounces sold
•Capital expenditures increased 9% quarter-over-quarter to $5.8 million, largely due to additional infill drilling. For the full year, capital expenditures decreased 16% to $19.8 million primarily due to the timing of payments on certain capital projects
•Free cash flow1 in the fourth quarter and full-year totaled $25.2 million and $60.0 million, respectively, compared to $3.8 million and $48.5 million in the prior periods. Fourth quarter free cash flow1 benefited from increased metal sales and a favorable impact of the prepayment arrangement, while positive full-year results were driven by higher operating cash flow and lower capital expenditures
Exploration
•Exploration investment decreased 37% quarter-over-quarter to approximately $2.2 million ($0.8 million expensed and $1.4 million capitalized), while full-year exploration investment increased 34% year-over-year to approximately $10.2 million ($8.6 million expensed and $1.6 million capitalized)
•Two underground core rigs were active during the quarter, drilling from the new Elmira development drift. A total of approximately 39,100 feet (11,925 meters) were drilled during the period, including 9,500 feet (2,900 meters) of expansion drilling and 29,600 feet (9,025 meters) of infill drilling. For the full year, a total of approximately 156,100 feet (47,575 meters) were drilled, including 124,300 feet (37,875 meters) of expansion drilling and 31,800 feet (9,700 meters) of infill drilling
•Infill drilling during the fourth quarter was primarily focused on the Elmira vein, while also occasionally testing the Johnson vein, which is considered to be a resource expansion target
•Kensington’s 2021 exploration program began in early January with two underground rigs focused on the Elmira and Johnson veins. The Company plans to add an additional rig during the first quarter, following the evaluation of its resource models and mobilizing the rig to the highest priority targets
Other
•Mining continues to be considered an essential business in Alaska. Rotational schedules remain extended from 14 days to 28 days in response to concerns related to COVID-19. The quarantine requirement was shortened to three days (previously seven days) late in the fourth quarter, supported by Coeur’s robust health and safety protocols aimed at limiting the exposure and transmission of COVID-19 at Kensington and the surrounding communities
Guidance
•Production in 2021 is expected to be 115,000 - 130,000 ounces of gold
•CAS1 in 2021 are expected to be $1,010 - $1,110 per gold ounce
•Capital expenditures are expected to be approximately $23 - $30 million

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	2019	4Q 2019
Ore tons placed	4,710,875	1,047,647	1,315,542	1,401,237	946,449	4,613,359	1,100,393
Average gold grade (oz/t)	0.027	0.024	0.025	0.032	0.025	0.023	0.023
Gold ounces produced	93,056	19,286	33,440	24,789	15,541	84,172	25,644
Silver ounces produced (000’s)	115	33	42	25	15	63	20
Gold ounces sold	94,379	21,539	33,382	23,364	16,094	84,999	27,039
Silver ounces sold (000’s)	114	35	41	23	15	64	21
Average realized price per gold ounce	$1,777	$1,835	$1,872	$1,715	$1,592	$1,416	$1,482
Metal sales	$170.2	$40.3	$63.5	$40.5	$25.9	$121.4	$40.5
Costs applicable to sales[3]	$89.6	$21.4	$27.9	$22.5	$17.8	$80.7	$25.7
Adjusted CAS per AuOz[1]	$887	$954	$804	$804	$1,090	$894	$802
Exploration expense	$0.9	$0.3	$0.5	$0.1	$—	$0.3	$0.2
Cash flow from operating activities	$74.9	$14.1	$39.1	$19.1	$2.6	$39.3	$17.0
Sustaining capital expenditures (excludes capital lease payments)	$2.4	$1.2	$0.5	$0.3	$0.4	$2.2	$0.8
Development capital expenditures	$—	$—	$—	$—	$—	$—	$—
Total capital expenditures	$2.4	$1.2	$0.5	$0.3	$0.4	$2.2	$0.8
Free cash flow[1]	$72.5	$12.9	$38.6	$18.8	$2.2	$37.1	$16.2
Operational
•Gold production in the fourth quarter totaled 19,286 ounces compared to 33,440 ounces in the prior period. Full-year gold production increased 11% to 93,056 ounces, which was near the upper end of the 2020 production guidance range of 85,000 - 95,000 ounces
•As anticipated, lower production during the quarter was driven by planned leach pad sequencing that resulted in fewer tons placed as well as slightly lower average grades
•Notably, second half gold production increased 31% from the first half of 2020
Financial
•Adjusted CAS1 on a by-product basis increased 19% quarter-over-quarter to $954 per ounce, largely driven by lower production and sales volumes. Full-year adjusted CAS1 remained relatively consistent at $887 per ounce, nearing the low-end of its 2020 guidance range ($875 - $925 per ounce)
•Capital expenditures more than doubled quarter-over-quarter to $1.2 million, reflecting the completion of projects prior to the end of the year. Full-year capital expenditures remained relatively consistent at $2.4 million
•Fourth quarter and full-year free cash flow1 totaled $12.9 million and $72.5 million, respectively, compared to $38.6 million and $37.1 million in the prior periods. Lower free cash flow1 in the fourth quarter resulted from lower metal sales, while positive full-year results benefited from higher metal sales
Exploration
•Exploration investment for the fourth quarter totaled approximately $0.3 million (substantially all expensed), following the completion of the program early in the period and bringing the total for the full year to approximately $0.9 million (substantially all expensed)
•Exploration activity in 2020 focused on resource expansion drilling at Richmond Hill, which is located approximately four miles north-northeast of Wharf. Coeur has an exclusive option agreement with two subsidiaries of Barrick Gold Corporation to acquire the project that expires in September 2021. The Company plans to evaluate its next steps regarding Richmond Hill during the first half of 2021
•For the full year, a total of approximately 24,700 feet (7,525 meters) of resource expansion drilling was completed at Richmond Hill
•For 2021, an aggressive infill program has already begun on the southern edge of the existing resource at Wharf, called Portland Ridge. Coeur expects to complete the program during the second half of the year
Other
•Coeur continues to follow rigorous health and safety protocols aimed at limiting the exposure and transmission of COVID-19 at Wharf and in the surrounding communities
Guidance
•Gold production in 2021 is expected to be 85,000 - 95,000 ounces
•CAS1 in 2021 are expected to be $960 - $1,060 per gold ounce
•Capital expenditures are expected to be approximately $5 - $8 million

Silvertip, British Columbia

(Dollars in millions)	2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	2019	4Q 2019
Metal sales	$1.9	$—	$—	$—	$1.9	$44.3	$10.2
Costs applicable to sales[3]	$17.7	$—	$—	$—	$17.7	$108.8	$32.0
Exploration expense	$12.2	$5.1	$3.9	$2.9	$0.3	$2.5	$0.9
Cash flow from operating activities	$(58.4)	$(8.2)	$(8.2)	$(14.9)	$(27.1)	$(69.4)	$(28.6)
Sustaining capital expenditures (excludes capital lease payments)	$4.2	$(0.5)	$(1.8)	$1.9	$4.6	$17.5	$2.0
Development capital expenditures	$8.9	$5.0	$3.9	$—	$—	$—	$—
Total capital expenditures	$13.1	$4.5	$2.1	$1.9	$4.6	$17.5	$2.0
Free cash flow[1]	$(71.5)	$(12.7)	$(10.3)	$(16.8)	$(31.7)	$(86.9)	$(30.6)
•Mining and processing activities were temporarily suspended at Silvertip on February 19, 2020 (unrelated to COVID-19)
Operational
•Coeur highlighted key outcomes of the internal pre-feasibility study for Silvertip during its virtual investor day in December 2020. Notably, the Company developed a new flowsheet that would help support a potential expansion to a throughput rate of 1,750 tonnes per day
•To strengthen the confidence in the results of the pre-feasibility study, third-party technical reviews were completed during the fourth quarter. The reviews covered key areas of the pre-feasibility study, including mining, metallurgy, infrastructure upgrades and capital estimates
•Coeur is now progressing the project through a more comprehensive front-end engineering and design phase for the revised flowsheet, while also continuing to build on the momentum of its exploration program. The Company’s technical work is expected to focus on (i) advancing engineering and confirmatory metallurgical testing to de-risk capital estimates, (ii) increasing confidence regarding the expected concentrate qualities from all of the existing zones of the ore body, and (iii) enhancing schedule certainty with respect to a potential restart

•The Company also plans to continue evaluating opportunities to accelerate certain non-mill-related capital projects in 2021, including a new water treatment plant, to help mitigate construction risk should a restart of the project be approved during the second half of the year
Financial
•Temporary suspension costs related to the ramp-down of active mining and processing activities were $1.1 million in the fourth quarter, compared to $0.8 million in the prior period, bringing the total for the full year to $7.2 million
•Ongoing carrying costs in the fourth quarter were $4.7 million, compared to $3.9 million in the prior period, bringing the total for the full year to $16.4 million
•Capital expenditures during the fourth quarter more than doubled to $4.5 million, reflecting additional work related to the potential restart and expansion of the project. Full-year capital expenditures totaled $13.1 million, compared to $17.5 million in 2019
•Free cash flow1 for the quarter and full year totaled $(12.7) million and $(71.5) million, respectively
Exploration
•Exploration investment increased 31% quarter-over-quarter to approximately $5.1 million (substantially all expensed), while full-year exploration investment of roughly $12.2 million (substantially all expensed) was significantly higher year-over-year
•The Company had up to six active drill rigs during the fourth quarter, ramping down to three rigs at the end of the year. A total of approximately 61,000 feet (18,600 meters) were drilled during the quarter, largely focused on near-mine resource expansion in lower elevations. For the full-year, Coeur drilled a total of approximately 200,800 feet (61,225 meters), representing the largest and most successful exploration program in the history of the project
•The focus throughout 2020 was on near-mine resource expansion and larger step-out drilling to test the edges of the mineralized system. Coeur executed this strategy to help support a decision to potentially pursue a mill expansion. Assay results during the year have demonstrated the potential for significant resource growth with over two miles (3.5 kilometers) of north-south strike length now delineated, more than triple the previous resource strike length
•Results from resource expansion drilling continue to be encouraging, specifically east and south of the Discovery zone resource shapes. In addition, two new zones were discovered at Tour Ridge and Camp Creek, which are located within the south and southwest extensions of the Silvertip mine area, respectively. Intercepts in these new zones appear to be open-ended, and the manto-style massive sulfide mineralization appears to be getting thicker to the south
•Coeur allocated approximately $1.0 million of additional capital for underground development in the fourth quarter of 2020, helping to accelerate the infill drilling program in early 2021. The Company began the year with six active rigs, one underground and five on surface. An additional underground rig was mobilized towards the end of January, with both underground rigs infill drilling in the Discovery South, 65 and Central zones from the new development drift
•One of the surface rigs also focused on infill drilling, specifically on the Discovery North zone. The remaining four surface rigs are continuing with resource expansion drilling, initially at lower elevations near the mine camp, then migrating to higher elevations as weather conditions and access improves
Other

•Mining continues to be considered an essential business in British Columbia. Rotational schedules remain at 14 days. The Company continues to implement and maintain rigorous health and safety protocols at Silvertip aimed at limiting the exposure and transmission of COVID-19 at the site and in the surrounding communities
•In January 2021, Coeur announced the signing of a comprehensive Impact-Benefit Agreement with the Tahltan Nation, providing a framework for a mutually beneficial, long-term relationship and supporting the Company’s commitment to socially and environmentally responsible mining
Guidance
•2021 capital expenditures are expected to total $35 - $45 million

Exploration
During the fourth quarter, the Company drilled roughly 181,800 feet (55,400 meters) at a total investment of approximately $14.5 million ($11.6 million expensed and $2.9 million capitalized), compared to roughly 256,300 feet (78,125 meters) at a total investment of approximately $15.2 million ($12.8 million expensed and $2.3 million capitalized) in the prior period. The decrease in drilling activity was largely driven by the completion of drill programs at Rochester and Wharf as well as the other sites winding down exploration activities toward the end of the year.
For the full year, Coeur drilled roughly 783,200 feet (238,700 meters) at a total investment of approximately $50.6 million ($42.6 million expensed and $8.0 million capitalized), compared to roughly 524,100 feet (159,775 meters) at a total investment of approximately $30.1 million ($22.5 million expensed and $7.5 million capitalized) in 2019. Total feet drilled was nearly 50% higher year-over-year, representing a new annual record for the Company.
In addition to the Company’s mine sites, up to three drill rigs were active at the Crown exploration property in southern Nevada during the fourth quarter. The Company drilled approximately 13,100 feet (4,000 meters) in the quarter, compared to approximately 23,500 feet (7,150 meters) in the prior period. Two reverse circulation rigs and one core rig were active during the period.
Both reverse circulation rigs focused on the new discovery of oxide-gold mineralization at C-Horst. The drilling at C-Horst continues to look encouraging with over 45 reverse circulation holes and three core holes now completed from six permitted drill pads.
The core rig focused on drilling for metallurgical and engineering studies, specifically at the Daisy and Secret Pass resources. The Company plans to keep the core rig active during most of 2021, conducting metallurgical core drilling at the C-Horst, Secret Pass and SNA deposits.
For 2021, Coeur plans to utilize three reverse circulation rigs and one core rig to drill within its recently received 300-acre disturbance permit at Crown as well as from the newly permitted drill platforms at C-Horst. While Coeur’s primary focus is expected to target resource growth at C-Horst, the Company has identified several other expansion targets near the Daisy and SNA deposits.

2021 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	100,000 - 110,000	6,500 - 7,750
Rochester	22,500 - 32,500	3,200 - 4,400
Kensington	115,000 - 130,000	—
Wharf	85,000 - 95,000	—
Total	322,500 - 367,500	9,700 - 12,150

2021 Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Palmarejo (co-product)	$710 - $810	$11.00 - $12.00
Rochester (co-product)	$1,180 - $1,330	$15.00 - $17.00
Kensington	$1,010 - $1,110	—
Wharf (by-product)	$960 - $1,060	—

2021 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$80 - $100
Capital Expenditures, Development	$180 - $225
Exploration, Expensed	$46 - $51
Exploration, Capitalized	$17 - $21
General & Administrative Expenses	$37 - $41

Note: The Company’s guidance figures assume $1,850/oz gold and $24.00/oz silver as well as CAD of 1.27 and MXN of 19.50. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

Financial Results and Conference Call
Coeur will host a conference call to discuss its fourth quarter and full-year 2020 financial results on February 18, 2021 at 10:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, and other members of management. A replay of the call will be available through February 25, 2021.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        101 50 972

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding strategy, value, cash flow, returns, net asset values, environmental, social and governance (ESG) initiatives, culture, exploration and development efforts and plans, expectations regarding the potential expansion and restart at Silvertip, the impact of the new crushing circuit, POA 11 expansion project and technical report results at Rochester, hedging strategies, anticipated production, costs and expenses, COVID-19 mitigation efforts, and operations at Palmarejo, Rochester, Wharf, Kensington and Silvertip. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold, silver, zinc and lead and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions and, grade variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to which Coeur markets its production, the potential effects of the COVID-19 pandemic, including impacts to the availability of our workforce, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production and on the communities where we operate, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

Christopher Pascoe, Coeur’s Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur’s mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur’s properties, including the recently-filed Technical Report for Rochester, as filed on SEDAR at www.sedar.com.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow excluding changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2020.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow excluding changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (lead and zinc) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures and gold production royalty payments. Please see table in Appendix for the calculation of consolidated free cash flow.
2. Includes capital leases. Net of debt issuance costs and premium received.
3. Excludes amortization.

Average Spot Prices

	2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	2019	4Q 2019
Average Gold Spot Price Per Ounce	$1,770	$1,874	$1,908	$1,711	$1,583	$1,393	$1,481
Average Silver Spot Price Per Ounce	$20.55	$24.39	$24.26	$16.38	$16.90	$16.21	$17.32
Average Zinc Spot Price Per Pound	$1.03	$1.19	$1.06	$0.89	$0.96	$1.16	$1.08
Average Lead Spot Price Per Pound	$0.83	$0.86	$0.85	$0.76	$0.84	$0.91	$0.93

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$92,794	$55,645
Receivables	23,484	18,666
Inventory	51,210	55,886
Ore on leach pads	74,866	66,192
Prepaid expenses and other	27,254	14,047
	269,608	210,436
NON-CURRENT ASSETS
Property, plant and equipment, net	230,139	248,789
Mining properties, net	716,790	711,955
Ore on leach pads	81,963	71,539
Restricted assets	9,492	8,752
Equity securities	12,943	35,646
Receivables	26,447	28,709
Other	56,595	62,810
TOTAL ASSETS	$1,403,977	$1,378,636
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$90,577	$69,176
Accrued liabilities and other	119,158	95,616
Debt	22,074	22,746
Reclamation	2,299	3,114
	234,108	190,652
NON-CURRENT LIABILITIES
Debt	253,427	272,751
Reclamation	136,975	133,417
Deferred tax liabilities	34,202	41,976
Other long-term liabilities	51,786	72,836
	476,390	520,980
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 300,000,000 shares, 243,751,283 issued and outstanding at December 31, 2020 and 241,529,021 at December 31, 2019	2,438	2,415
Additional paid-in capital	3,610,297	3,598,472
Accumulated other comprehensive income (loss)	(11,136)	(136)
Accumulated deficit	(2,908,120)	(2,933,747)
	693,479	667,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,403,977	$1,378,636

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2020	2019	2018
	In thousands, except share data
Revenue	$785,461	$711,502	$625,904
COSTS AND EXPENSES
Costs applicable to sales(1)	440,335	551,181	440,950
Amortization	131,387	178,876	128,473
General and administrative	33,722	34,493	31,345
Exploration	42,643	22,527	25,397
Impairment of long-lived assets	—	250,814	—
Pre-development, reclamation, and other	55,654	18,421	20,043
Total costs and expenses	703,741	1,056,312	646,208
OTHER INCOME (EXPENSE), NET
Loss on debt extinguishment	—	(1,281)	—
Fair value adjustments, net	7,601	16,030	3,638
Interest expense, net of capitalized interest	(20,708)	(24,771)	(24,364)
Other, net	(5,941)	(3,193)	(24,705)
Total other income (expense), net	(19,048)	(13,215)	(45,431)
Income (loss) before income and mining taxes	62,672	(358,025)	(65,735)
Income and mining tax (expense) benefit	(37,045)	11,129	16,780
Income (loss) from continuing operations	$25,627	$(346,896)	$(48,955)
Income (loss) from discontinued operations	—	5,693	550
NET INCOME (LOSS)	$25,627	$(341,203)	$(48,405)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges, net of tax of $0, $365 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively.	(12,434)	(136)	—
Unrealized gain (loss) on debt and equity securities	—	59	26
Other comprehensive income (loss)	(11,000)	(77)	26
COMPREHENSIVE INCOME (LOSS)	$14,627	$(341,280)	$(48,379)

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Net income (loss) from continuing operations	$0.11	$(1.59)	$(0.26)
Net income (loss) from discontinued operations	—	0.03	—
Basic(2)	$0.11	$(1.56)	$(0.26)
Diluted income (loss) per share:
Net income (loss) from continuing operations	$0.11	$(1.59)	$(0.26)
Net income (loss) from discontinued operations	—	0.03	—
Diluted(2)	$0.11	$(1.56)	$(0.26)
(1) Excludes amortization.
(2) Due to rounding, the sum of net income per share from continuing operations and discontinued operations may not equal net income per share.

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019	2018
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$25,627	$(341,203)	$(48,405)
(Income) loss from discontinued operations	—	(5,693)	(550)
Adjustments:
Amortization	131,387	178,876	128,473
Accretion	11,984	12,147	13,933
Deferred taxes	(7,283)	(36,817)	(48,441)
Loss on debt extinguishment	—	1,281	—
Fair value adjustments, net	(7,634)	(16,030)	(3,638)
Stock-based compensation	8,548	9,189	8,328
Gain on modification of right of use lease	(4,051)	—	—
Impairment of long-lived assets	—	250,814	—
Write-downs	16,821	69,246	55,297
Deferred revenue recognition	(16,702)	(1,857)	—
Other	3,737	14,281	7,353
Changes in operating assets and liabilities:
Receivables	(9,463)	(2,739)	(9,260)
Prepaid expenses and other current assets	(2,621)	280	4,876
Inventory and ore on leach pads	(34,538)	(62,998)	(44,488)
Accounts payable and accrued liabilities	32,897	23,103	(43,370)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES OF CONTINUING OPERATIONS	148,709	91,880	20,108
CASH PROVIDED BY (USED IN )OPERATING ACTIVITIES OF DISCONTINUED OPERATIONS	—	—	(2,690)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	148,709	91,880	17,418
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(99,279)	(99,772)	(140,787)
Acquisitions, net	—	—	6,914
Proceeds from the sale of assets	5,529	1,033	577
Purchase of investments	(2,500)	(5,023)	(426)
Sale of investments	30,831	2,109	12,713
Proceeds from notes receivable	—	7,168	19,000
Other	(252)	1,919	11
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES OF CONTINUING OPERATIONS	(65,671)	(92,566)	(101,998)
CASH USED IN INVESTING ACTIVITIES OF DISCONTINUED OPERATIONS	—	—	(28,470)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(65,671)	(92,566)	(130,468)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	—	123,059	—
Issuance of notes and bank borrowings, net of issuance costs	150,000	60,000	95,000
Payments on debt, finance leases, and associated costs	(175,984)	(221,854)	(95,059)
Silvertip contingent consideration	(18,750)	(18,697)	—
Other	(1,801)	(3,404)	(5,160)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES OF CONTINUING OPERATIONS	(46,535)	(60,896)	(5,219)
CASH USED IN FINANCING ACTIVITIES OF DISCONTINUED OPERATIONS	—	—	(22)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(46,535)	(60,896)	(5,241)
Effect of exchange rate changes on cash and cash equivalents	649	531	28
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	37,152	(61,051)	(118,263)
Less net cash used in discontinued operations	—	—	(32,930)
	37,152	(61,051)	(85,333)
Cash, cash equivalents and restricted cash at beginning of period	57,018	118,069	203,402
Cash, cash equivalents and restricted cash at end of period	$94,170	$57,018	$118,069

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	2019	4Q 2019
Net income (loss)	$25,627	$11,880	$26,856	$(1,209)	$(11,900)	$(341,203)	$(270,961)
(Income) loss from discontinued operations, net of tax	—	—		—	—	(5,693)	—
Interest expense, net of capitalized interest	20,708	4,719	5,096	5,765	5,128	24,771	5,512
Income tax provision (benefit)	37,045	25,027	13,113	2,844	(3,939)	(11,129)	2,857
Amortization	131,387	35,133	32,216	27,876	36,162	178,876	48,118
EBITDA	214,767	76,759	77,281	35,276	25,451	(154,378)	(214,474)
Fair value adjustments, net	(7,601)	(4,110)	(2,243)	(10,067)	8,819	(16,030)	(7,829)
Foreign exchange (gain) loss	2,245	1,581	599	(11)	76	4,346	268
Asset retirement obligation accretion	11,754	3,031	2,968	2,908	2,847	12,154	3,124
Inventory adjustments and write-downs	1,144	105	(230)	793	476	5,904	363
(Gain) loss on sale of assets and securities	2,484	391	2,476	(9)	(374)	714	594
Impairment of long-lived assets	—	—	—	—	—	250,814	250,814
Silvertip inventory write-down	13,717	—	1,232	2,104	10,381	64,610	23,325
Silvertip temporary suspension costs	7,164	1,092	838	1,725	3,509	—	—
Silvertip lease modification	(4,051)	—	—	—	(4,051)	—	—
Silvertip gain on contingent consideration	(955)	—	—	—	(955)	—	—
COVID-19 costs	15,555	5,138	4,037	6,108	272	—	—
Novation	3,819	—	3,819	—	—	—	—
Wharf inventory write-down	3,323	—	—	3,323	—	3,596	3,596
Loss on debt extinguishment	—	—	—	—	—	1,282	—
Receivable write-down	—	—	—	—	—	1,040	—
Interest income on notes receivables	—	—	—	—	—	(198)	—
Adjusted EBITDA	$263,365	$83,987	$90,777	$42,150	$46,451	$173,854	$59,781
Revenue	$785,461	$228,317	$229,728	$154,249	$173,167	$711,502	$195,040
Adjusted EBITDA Margin	34%	37%	40%	27%	27%	24%	31%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	2019	4Q 2019
Net income (loss)	$25,627	$11,880	$26,856	$(1,209)	$(11,900)	$(341,203)	$(270,961)
Income loss from discontinued operations, net of tax	—	—		—	—	(5,693)	—
Fair value adjustments, net	(7,601)	(4,110)	(2,243)	(10,067)	8,819	(16,030)	(7,829)
Foreign exchange loss (gain)	(69)	4,692	1,233	626	(6,620)	5,900	1,733
(Gain) loss on sale of assets and securities	2,484	391	2,476	(9)	(374)	714	594
Impairment of long-lived assets	—	—	—	—	—	250,814	250,814
Silvertip inventory write-down	13,717	—	1,232	2,104	10,381	64,610	23,325
Silvertip temporary suspension costs	7,164	1,092	838	1,725	3,509		—
Silvertip lease modification	(4,051)	—	—	—	(4,051)		—
Silvertip gain on contingent consideration	(955)	—	—	—	(955)		—
COVID-19 costs	15,555	5,138	4,037	6,108	272		—
Novation	3,819	—	3,819	—	—		—
Wharf inventory write-down	3,323	—	—	3,323	—	3,596	3,596
Loss on debt extinguishment	—	—	—	—	—	1,282	—
Receivable write-down	—	—	—	—	—	1,040	—
Interest income on notes receivables	—	—	—	—	—	(198)	—
Tax effect of adjustments	—	—	—	—	—	(19,415)	(4,572)
Adjusted net income (loss)	$59,013	$19,083	$38,248	$2,601	$(919)	$(54,583)	$(3,300)

Adjusted net income (loss) per share - Basic	$0.25	$0.08	$0.16	$0.01	$0.00	$(0.25)	$(0.01)
Adjusted net income (loss) per share - Diluted	$0.24	$0.08	$0.16	$0.01	$0.00	$(0.25)	$(0.01)

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	2019	4Q 2019
Cash flow from continuing operations	$148,709	$67,289	$79,464	$9,947	$(7,991)	$91,880	$39,295
Capital expenditures from continuing operations	99,279	37,393	22,996	16,682	22,208	99,772	20,907
Free cash flow	$49,430	$29,896	$56,468	$(6,735)	$(30,199)	$(7,892)	$18,388

Consolidated Operating Cash Flow
Before Working Capital Changes Reconciliation

(Dollars in thousands)	2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	2019	4Q 2019
Cash provided by (used in) continuing operating activities	$148,709	$67,289	$79,464	$9,947	$(7,991)	$91,880	$39,295
Changes in operating assets and liabilities:
Receivables	9,463	5,617	1,497	1,536	813	2,739	(17,970)
Prepaid expenses and other	2,621	1,435	1,921	(1,081)	346	(280)	(2,423)
Inventories	34,538	1,491	3,066	8,056	21,925	62,998	20,397
Accounts payable and accrued liabilities	(32,897)	(17,331)	(28,570)	(2,047)	15,051	(23,103)	18,318
Cash flow before changes in operating assets and liabilities	$162,434	$58,501	$57,378	$16,411	$30,144	$134,234	$57,617

Reconciliation of Costs Applicable to Sales
for Year Ended December 31 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$170,077	$100,418	$171,204	$102,108	$26,580	$570,387
Amortization	(44,873)	(14,306)	(49,477)	(12,473)	(8,923)	(130,052)
Costs applicable to sales	$125,204	$86,112	$121,727	$89,635	$17,657	$440,335
Inventory Adjustments	(158)	(447)	(438)	(3,424)	—	(4,467)
By-product credit	—	—	—	(2,503)	—	(2,503)
Adjusted costs applicable to sales	$125,046	$85,665	$121,289	$83,708	$17,657	$433,365

Metal Sales
Gold ounces	110,822	26,257	124,793	94,379		356,251
Silver ounces	6,301,516	3,054,139		113,790	158,984	9,628,429
Zinc pounds					3,203,446	3,203,446
Lead pounds					2,453,485	2,453,485

Revenue Split
Gold	54%	42%	100%	100%
Silver	46%	58%			NM
Zinc					NM
Lead					NM

Adjusted costs applicable to sales
Gold ($/oz)	$609	$1,370	$972	$887
Silver ($/oz)	$9.13	$16.27			NM
Zinc ($/lb)					NM
Lead ($/lb)					NM
Note: “NM” means not meaningful.
Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$48,672	$36,828	$42,486	$24,300	$—	$152,286
Amortization	(12,516)	(5,112)	(13,179)	(2,848)	—	(33,655)
Costs applicable to sales	$36,156	$31,716	$29,307	$21,452	$—	$118,631
Inventory Adjustments	(24)	24	(56)	(49)	—	(105)
By-product credit	—	—	—	(864)	—	(864)
Adjusted costs applicable to sales	$36,132	$31,740	$29,251	$20,539	$—	$117,662

Metal Sales
Gold ounces	35,359	8,672	31,830	21,539		97,400
Silver ounces	1,766,714	912,335		35,794	—	2,714,843
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	53%	42%	100%	100%
Silver	47%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$542	$1,537	$919	$954
Silver ($/oz)	$9.61	$20.18			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$46,163	$22,382	$43,053	$31,887	$1,185	$144,670
Amortization	(11,912)	(3,278)	(11,523)	(4,000)	(1,185)	(31,898)
Costs applicable to sales	$34,251	$19,104	$31,530	$27,887	$—	$112,772
Inventory Adjustments	(100)	517	(141)	(46)	—	230
By-product credit	—	—	—	(1,007)	—	(1,007)
Adjusted costs applicable to sales	$34,151	$19,621	$31,389	$26,834	$—	$111,995

Metal Sales
Gold ounces	27,252	6,834	27,815	33,382		95,283
Silver ounces	1,765,371	785,887		40,521	—	2,591,779
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	48%	40%	100%	100%
Silver	52%	60%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$602	$1,148	$1,128	$804
Silver ($/oz)	$10.06	$14.98			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$26,095	$21,348	$43,235	$25,653	$1,231	$117,562
Amortization	(7,270)	(3,012)	(12,853)	(3,181)	(1,231)	(27,547)
Costs applicable to sales	$18,825	$18,336	$30,382	$22,472	$—	$90,015
Inventory Adjustments	(106)	(566)	(139)	(3,304)	—	(4,115)
By-product credit	—	—	—	(385)	—	(385)
Adjusted costs applicable to sales	$18,719	$17,770	$30,243	$18,783	$—	$85,515

Metal Sales
Gold ounces	16,924	5,278	32,367	23,364		77,933
Silver ounces	874,642	723,679		22,707	—	1,621,028
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	62%	44%	100%	100%
Silver	38%	56%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$686	$1,481	$934	$804
Silver ($/oz)	$8.13	$13.75			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$49,149	$19,860	$42,429	$20,267	$23,002	$154,707
Amortization	(13,175)	(2,904)	(11,922)	(2,444)	(5,345)	(35,790)
Costs applicable to sales	$35,974	$16,956	$30,507	$17,823	$17,657	$118,917
Inventory Adjustments	73	(422)	(101)	(25)	(10,381)	(10,856)
By-product credit	—	—	—	(248)	—	(248)
Adjusted costs applicable to sales	$36,047	$16,534	$30,406	$17,550	$7,276	$107,813

Metal Sales
Gold ounces	31,287	5,473	32,781	16,094		85,635
Silver ounces	1,894,789	632,237		14,768	158,984	2,700,778
Zinc pounds					3,203,446	3,203,446
Lead pounds					2,453,485	2,453,485

Revenue Split
Gold	56%	45%	100%	100%
Silver	44%	55%			26%
Zinc					48%
Lead					26%

Adjusted costs applicable to sales
Gold ($/oz)	$645	$1,359	$928	$1,090
Silver ($/oz)	$8.37	$14.38			$11.79
Zinc ($/lb)					$1.12
Lead ($/lb)					$0.74
Reconciliation of Costs Applicable to Sales
for Year Ended December 31 2019

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$201,306	$118,246	$170,194	$92,969	$145,496	$728,211
Amortization	(59,379)	(18,041)	(50,592)	(12,280)	(36,738)	(177,030)
Costs applicable to sales	$141,927	$100,205	$119,602	$80,689	$108,758	$551,181
Inventory Adjustments	(344)	(4,625)	(913)	(3,617)	(64,610)	(74,109)
By-product credit	—	—	—	(1,072)	—	(1,072)
Adjusted costs applicable to sales	$141,583	$95,580	$118,689	$76,000	$44,148	$476,000

Metal Sales
Gold ounces	116,104	36,052	130,495	84,999		367,650
Silver ounces	6,841,380	3,844,556		64,161	1,164,470	11,914,567
Zinc pounds					18,154,521	18,154,521
Lead pounds					16,487,847	16,487,847

Revenue Split
Gold	56%	45%	100%	100%
Silver	44%	55%			34%
Zinc					39%
Lead					27%

Adjusted costs applicable to sales
Gold ($/oz)	$683	$1,193	$910	$894
Silver ($/oz)	$9.11	$13.67			$12.89
Zinc ($/lb)					$0.95
Lead ($/lb)					$0.72

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2019

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$49,590	$31,100	$41,537	$29,818	$42,189	$194,234
Amortization	(14,799)	(5,791)	(12,776)	(4,072)	(10,166)	(47,604)
Costs applicable to sales	$34,791	$25,309	$28,761	$25,746	$32,023	$146,630
Inventory Adjustments	(11)	(116)	(176)	(3,677)	(23,325)	(27,305)
By-product credit	—	—	—	(373)	—	(373)
Adjusted costs applicable to sales	$34,780	$25,193	$28,585	$21,696	$8,698	$118,952

Metal Sales
Gold ounces	27,953	11,248	29,293	27,039	—	95,533
Silver ounces	1,979,315	931,326		21,132	294,498	3,226,271
Zinc pounds					4,052,554	4,052,554
Lead pounds					4,223,504	4,223,504

Revenue Split
Gold	50%	51%	100%	100%
Silver	50%	49%			38%
Zinc					32%
Lead					30%

Adjusted costs applicable to sales
Gold ($/oz)	$622	$1,142	$976	$802
Silver ($/oz)	$8.79	$13.25			$11.22
Zinc ($/lb)					$0.69
Lead ($/lb)					$0.62

Reconciliation of Costs Applicable to Sales for 2021 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$196,255	$105,557	$188,349	$99,746
Amortization	(39,208)	(15,899)	(59,756)	(11,524)
Costs applicable to sales	$157,047	$89,658	$128,593	$88,222
By-product credit	—	—	—	(2,255)
Adjusted costs applicable to sales	$157,047	$89,658	$128,593	$85,967

Metal Sales
Gold ounces	107,900	27,200	127,000	89,000
Silver ounces	7,128,000	3,807,000		93,000

Revenue Split
Gold	49%	36%	100%	100%
Silver	51%	64%	—	—

Adjusted costs applicable to sales
Gold ($/oz)	$710 - $810	$1,180 - $1,330	$1,010 - $1,110	$960 - $1,060
Silver ($/oz)	$11.00 - $12.00	$15.00 - $17.00

Reconciliation of Costs Applicable to Sales for 2020 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$179,529	$102,554	$175,424	$94,989
Amortization	(44,409)	(14,561)	(52,201)	(11,600)
Costs applicable to sales	$135,120	$87,993	$123,223	$83,389
By-product credit	—	—	—	(2,058)
Adjusted costs applicable to sales	$135,120	$87,993	$123,223	$81,331

Metal Sales
Gold ounces	106,500	31,400	126,700	89,500
Silver ounces	6,400,000	3,600,000		95,000

Revenue Split
Gold	52%	43%	100%	100%
Silver	48%	57%	—	—

Adjusted costs applicable to sales
Gold ($/oz)	$650 - $750	$1,150 - $1,300	$900 - $1,000	$875 - $925
Silver ($/oz)	$9.50 - $10.50	$13.50 - $14.75